Exhibit 5.1

OPINION OF APPLEBY, BERMUDA COUNSEL FOR THE REGISTRANT, AS TO THE LEGALITY
OF THE CLASS A COMMON SHARES AND CLASS B SERIES 2 SHARES

e-mail: tkelterborn@applebyglobal.com direct dial: Tel +441 298 3561 Fax +441 298 4158 your ref: appleby ref: TK/kjd/136664.4 29 February 2008

Cosan Limited Canon's Court 22 Victoria Street Hamilton, HM 12 Bermuda

Dear Sirs,

Cosan Limited  (the “Company”)

We have acted as Bermuda counsel for the Company in connection with its filing with the United States Securities and Exchange Commission of a Registration Statement with respect to an offer being made to shareholders of Cosan S.A. Indústria e Comércio (“Cosan SA”) to exchange each share held by them in Cosan SA for one class A common share of the Company of par value US$0.01 per share (the “Class A Shares”) or one class B series 2 common share of par value US$0.01 per share (the “Class B2 Shares”) to  be issued pursuant to the terms of the Registration Statement and the Resolutions (the Class A Shares and the Class B2 Shares together hereinafter referred to as the “Shares”); and the offer being made to shareholders of each Holding Entity (as defined in the Registration Statement) to exchange their shares of such Holding Entty for the Shares the Holding Entity would have received if the Holding Entity had exchanged all the shares it holds in Cosan SA for the Shares pursuant to the terms of the Registration Statement and the Resolutions.  (The offer to the shareholders of Cosan SA and each Holding Entity to exchange shares for the Shares as specified above is hereinafter referred to as the “Exchange Offer”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”).

Capitalised terms not defined herein shall have the meaning given to them in the Registration Statement.

Assumptions

In stating our opinion we have assumed:

(a)
the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents which we have reviewed (other than the Company or its Directors or Officers);

(e)	that any statements of fact or law, other than as to Bermuda law, made in any of the Documents are true, accurate and complete;

(f)
that the records which were the subject of the Company Search were complete and accurate at the date and time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered;

(g)
that the records which were the subject of the Litigation Search were complete and accurate at the date and time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

(h)
that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issue of the Shares or which would have any implication in relation to the opinions expressed herein and that, in so far as any obligation to be performed or action to be taken as described in the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and  binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(i)
that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout;

(j)
that there is no matter affecting the authority of the Directors not disclosed by the Constitutional Documents, the Company Search, the Litigation Search, or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein; and

(k)	the total number of shares in the Company to be issued pursuant to the Exchange Offer will not exceed 119,608,592 Class A Shares, or 92,554,316 Class B2 Shares.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company validly organised and existing and is in good standing under the laws of Bermuda. The Company has the capacity to sue and be sued in its own name.

(2)
All necessary corporate action required to be taken by the Company in connection with the issue by the Company of the Shares pursuant to Bermuda law has been taken by or on behalf of the Company in accordance with and pursuant to the Registration Statement, and all necessary approvals of Governmental authorities in Bermuda have been duly obtained for the issue by the Company of the Shares.

(3)
When issued pursuant to the Resolutions and delivered in exchange for the shares in the circumstances referred to or summarised in the Registration Statement, the Shares will be validly issued, fully paid shares in the capital of the Company and accordingly “non-assessable”, which for the purposes of this opinion, means that no holder thereof (the “Shareholder”) shall be obliged by virtue of their holding to contribute further amounts to the capital of the Company in respect of those Shares, or to satisfy claims of creditors of the Company, or otherwise; and shall not be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he or it became a Shareholder, if and so far as that alteration requires him or it to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

Reservations

We have the following reservations:

(a)
We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda.  This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)
In paragraph (1) above, the term “good standing” means only that the Company has received a Certificate of Compliance from the Registrar of Companies in Hamilton Bermuda which confirms that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

(c)
Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)
details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)
details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)
whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented  but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)
whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

(d)
In order to issue this opinion we have carried out the Company Search and the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such searches.

(e)
Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

Disclosure

This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the United States Securities and Exchange Commission. We consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to us under the headings “Risk Factors”, “Taxation”, “Legal Matters”, and “Enforcement of Civil Liabilities” in the Registration Statement.  As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law.  It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully,

/s/ Appleby

Appleby

SCHEDULE

1.
The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 28 February 2008 at 11:05 a.m. (the “Company Search”).

2.
The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search on 28 February 2008 at 11:10 a.m. in respect of the Company (the “Litigation Search”).

3.
A copy of the Memorandum of Association filed with the Registrar of Companies on 30 April, 2007 and the Certificate of Increase of Deposit of Share Capital dated 15 August 2007 (together the “Memorandum of Association”).

4.	A copy of the Bye-Laws adopted on 7 June 2007 as amended by Resolution by the Shareholders on 21 August 2007 (the “Bye-Laws”).

(the Memorandum of Association and Bye-Laws are collectively referred to as the “Constitutional Documents”)

5.	A certified copy of the “Tax Assurance”, dated 30 April 2007, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

6.	Copies of the minutes of the meeting of the Board of Directors of the Company held on February 8, 2008 (the “Resolutions”).

7.	A copy of the Bermuda Monetary Authority’s Notice to the Public dated 1 June, 2005.

8.	A Certificate of Compliance, dated 28 February 2008 issued by the Ministry of Finance in respect of the Company.

9.
A copy of the Registration Statement on Form F-4 dated November 8, 2007, as amended by Amendment No. 1 to the Registration Statement on Form F-4 dated November 28, 2007, as amended by Amendment No. 2 to the Registration Statement on Form F-4 dated December 28, 2007, as amended by Amendment No. 3 to the Registration Statement on Form F-4 dated February 4, 2008, as amended by Amendment No. 4 to the Registration Statement on Form F-4 dated February 29, 2008 (together the “Registration Statement”).